Exhibit 21.1

Subsidiaries of HUTURE Group Limited

Subsidiaries	Jurisdiction of Incorporation
Bestpath Merger Sub I Limited	Cayman Islands
Bestpath Merger Sub II Inc.	Delaware

Subsidiaries of HUTURE Ltd.

Subsidiaries	Jurisdiction of Incorporation
HUTURE Group Limited	Cayman Islands
Bestpath Merger Sub I Limited	Cayman Islands
Bestpath Merger Sub II Inc.	Delaware
HUTURE(BVI) Ltd.	British Virgin Islands
HUTURE(HK) Limited	Hong Kong
HUTURE TECHNOLOGY LLC	California
Fangqingyiqing (Shanghai) Technology Co., Ltd.	PRC
Huture Motors (Shanghai) Co., Ltd.	PRC